EXHIBIT 99.1
MORGANS HOTEL GROUP APPOINTS THREE NEW MEMBERS TO BOARD OF DIRECTORS
Expands Board from Seven to Ten
New York, NY — July 25, 2008 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) announced today the appointment of Deepak Chopra, David Moore and Marc Gordon to its Board of Directors, effective immediately. With the additions of Messrs. Chopra, Moore and Gordon, the MHG Board of Directors has been expanded from seven to ten directors.
“We are confident that these distinguished individuals will make significant contributions to MHG,” said David T. Hamamoto, Chairman of MHG. “Deepak is a world-renowned thought leader recognized for his inspirational vision. His deep understanding of the Far East will prove valuable to MHG as we continue our international expansion. We believe that David’s internet branding and marketing experience, along with his creativity and entrepreneurship, will enable him to make a significant contribution to our Board. Finally, Marc’s years of service to MHG have been integral to the Company’s growth and success, and we look forward to continuing to benefit from his financial and real estate development expertise.”
“I look forward to working with the new members of our expanded Board to continue to drive growth at MHG,” said Fred Kleisner, President and Chief Executive Officer of MHG. “I believe our new members will add additional breadth and depth to a dedicated and experienced Board.”
Dr. Chopra, M.D. is the Chairman and Co-Founder of The Chopra Center for Wellbeing in Carlsbad, California and the Chopra Center & Spa in New York City. Through the Chopra Center, Dr. Chopra has revolutionized knowledge about the inherent connection between mind, body, spirit and healing. An endocrinologist by training, the former Chief of Staff at Boston Regional Medical Center built a thriving practice during the 1980’s. He has more than fifty books published in over thirty-five languages, many of which were New York Times bestsellers. Dr. Chopra is a fellow of the American College of Physicians, a member of the American Association of Clinical Enodocrinologists an Adjunct Professor at the Kellogg School of Management at Northwestern University, and Co-Founder and President of the Alliance for a New Humanity. Dr. Chopra was born in New Delhi, India and graduated from the All India Institute of Medical Sciences, with a focus in western medicine.
Mr. Moore is Chairman and Chief Executive Officer of 24/7 Real Media, Inc., a digital marketing company. He has been Chief Executive Officer and a Director since February 1998 and has served as Chairman of the Board since January 2002. Prior to that, he was President of Petry International, an internet advertising network. He is currently an Executive Committee and Board Member for the Internet Advertising Bureau, and is on the Board of Directors for the Advertising Education Foundation (AEF). Mr. Moore received his Bachelor of Arts from Northern Illinois University with a degree in Communications.
Mr. Gordon has served as MHG’s Chief Investment Officer and Executive Vice President of Capital Markets since 2005. In this capacity, he has overseen all business and property development at MHG and been responsible for raising equity capital and debt financing. He continues to lead MHG’s domestic and international expansion strategy. Previously, he served as a Vice President of NorthStar Capital Investment Corp (“NCIC”), where he was responsible for the origination, structuring and negotiation of investment and financing transactions as well as the raising of capital for NCIC’s investment activities. Prior to joining NCIC, Mr. Gordon was a Vice President in the Real Estate Investment Banking Group at Merrill Lynch & Co. Mr. Gordon graduated from Dartmouth College with an A.B. in economics and also holds a J.D. from the UCLA School of Law.

Separately, MHG announced today that its Board of Directors agreed to extend the term of the Company’s Stockholder Protection Rights Agreement until October 9, 2009. The Rights Agreement is otherwise unchanged. The Rights Agreement was not extended in response to any specific effort to obtain control of MHG but rather to continue to deter abusive takeover tactics that otherwise could be used to deprive stockholders of the full value of their investment.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; Palm Springs, California; and Boston, Massachusetts. For more information please visit www.morganshotelgroup.com.
Contacts
Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449